Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS COMPLETES ENROLLMENT IN PHASE 3 EQUIP (OB-302) TRIAL

Study to Evaluate Qnexa’s Effects on Morbidly Obese Patients

Mountain View, Calif, March 27, 2008 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it has completed enrollment in the first of two pivotal phase 3 studies of Qnexa™ in obese patients. The EQUIP study (OB-302) has enrolled over 1,250 morbidly obese patients with a Body Mass Index (“BMI”) that equals or exceeds 35. The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving weight loss of 5% or more.

“The completion of enrollment in approximately 4 months represents an outstanding effort by our clinical development team and our CRO, Medpace.  The EQUIP study will evaluate the effect of Qnexa on morbidly obese patients who meet the BMI criteria for gastric bypass surgery.  Completing enrollment ahead of schedule illustrates the large interest, driven by need, for an effective oral medication to treat obesity,” commented Leland Wilson, President and Chief Executive Officer of VIVUS.  “We anticipate that the results of the study will be available in the second half of 2009.”

About the EQUIP study

The EQUIP study is a randomized, double-blind, placebo-controlled trial with subjects randomized to receive daily treatment with low dose Qnexa (3.75 mg phentermine/23 mg topiramate CR), full strength Qnexa (15 mg phentermine/92 mg topiramate CR) or placebo.  Approximately 1,250 subjects will be treated under the protocol, with 500 subjects randomized to placebo, 250 to low dose Qnexa, and 500 to full strength Qnexa. Subjects are instructed to follow a simple diet and lifestyle modification program throughout the study period. Subjects will be titrated to the assigned dose of study medication during the first 4 weeks and will remain on the assigned dose for 1 year.  More information about the trial can be found at www.clinicaltrials.gov.

About the Phase 3 Program

The phase 3 Qnexa program includes two pivotal, double blind, placebo-controlled, multi-center studies in distinct populations that will compare Qnexa to placebo during a 56-week treatment period.  The studies are designed to prospectively demonstrate the safety and efficacy of Qnexa.  The first study, known as EQUIP (OB-302), has enrolled approximately 1,250 morbidly obese adult subjects with a body mass index (“BMI”) of 35 or greater with or without controlled co-morbidities.  The second trial, known as CONQUER (OB-303), will enroll overweight and obese adult subjects with BMI’s from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes.  The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving weight loss of 5% or more.

The phase 3 program also includes a six-month confirmatory factorial study, known as EQUATE (OB-301), in obese subjects with BMI’s from 30 to 45.  This trial is designed to evaluate two dose levels of Qnexa, compared to placebo and the individual constituents in Qnexa. The primary endpoints will be similar to those evaluated in the pivotal studies.

Safety and tolerability of Qnexa will be determined by reporting adverse events, physical exam, clinical laboratory data, electrocardiogram, cognitive function tests, psychological assessments, and clinical assessment of clinical laboratory variables. The phase 3 program will enroll approximately 4,500 subjects.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health.  The pipeline includes: Qnexa™, which is in phase 3 for obesity and phase 2 for diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.